EXHIBIT 5.1

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

April 17, 2009

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

Re:	Gilead Sciences, Inc. - Registration Statement for Offering of 1,858,031 Shares of Common Stock

Dear Ladies and Gentlemen:

We have acted as counsel to Gilead Sciences, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an aggregate of 1,858,031 shares of the Company’s common stock (the “Shares”) issuable pursuant to the stock options and restricted stock units outstanding under the CV Therapeutics, Inc. 1994 Equity Incentive Plan, as Amended and Restated, the CV Therapeutics, Inc. 2000 Equity Incentive Plan, as Amended and Restated, the CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, as Amended and Restated, CV Therapeutics, Inc. 2004 Employment Commencement Incentive Plan, as Amended and Restated, and the CV Therapeutics, Inc. Amended and Restated Non-Employee Directors’ Stock Option Plan, each as assumed by the Company (collectively, the “Assumed Plans”) pursuant to the terms and provisions of the Agreement and Plan of Merger, dated as of March 12, 2009, by and among the Company, Apex Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and CV Therapeutics, Inc. (the “Merger Agreement”)

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents, the Merger Agreement and the corporate proceedings taken by the Company with respect to the assumption of the Assumed Plans and the stock options and restricted stock units thereunder in connection with the Company’s acquisition of CV Therapeutics, Inc. pursuant to the Merger Agreement Based on such review, we are of the opinion that, if, as and when the Shares are issued and sold (and the required consideration therefor received) pursuant to the provisions of the stock option and restricted stock unit agreements evidencing the outstanding stock options and restricted stock units assumed by the Company under the Assumed Plans and in accordance with the Registration Statement, the Shares will have been duly authorized, and such Shares will be validly issued, fully paid and nonassessable.

We consent to your filing this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Assumed Plans or the Shares.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP